Exhibit 99

   Description of the Capital Stock of Potash Corporation of Saskatchewan Inc.

GENERAL

         The authorized capital stock of Potash Corporation of Saskatchewan Inc. ("PCS") consists of an unlimited number of common shares (the "PCS Common Stock") and an unlimited number of preferred shares issuable in series (the "PCS Preferred Stock"). At the close of business on June 30, 2001, there were 51,869,905 outstanding shares of PCS Common stock and no outstanding shares of PCS Preferred Stock.

PCS COMMON STOCK

         Registered holders of shares of PCS Common Stock have the right to cast one vote per share held at all meetings of PCS shareholders other than meetings at which only registered holders of another class or series are entitled to vote under applicable law or under the Restated Articles of Incorporation of PCS dated October 31, 1989, as amended (the "PCS Articles").

         Subject to prior rights of registered holders of PCS Preferred Stock and of registered holders of any other PCS shares ranking prior to shares of PCS Common Stock, registered holders of shares of PCS Common Stock have the right to receive such dividends as PCS's Board of Directors may declare.

         Subject to prior rights of registered holders of PCS Preferred Stock and of registered holders of any other PCS shares ranking prior to shares of PCS Common Stock, registered holders of shares of PCS Common Stock have the right to receive the remaining property of PCS upon a dissolution.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for PCS Common Stock in Canada is CIBC Mellon Trust Company, Suite 750, One Lombard Place, Winnipeg, Manitoba, R3B 0X3, and in the United States is Mellon Investor Services, LLC, 85 Challenger Road, Overpeck Center, Ridgefield Park, New Jersey 07880.

PCS PREFERRED STOCK

         The Board of Directors of PCS has the authority to provide for the issuance from time to time of First Preferred Shares ("PCS Preferred Stock") in series and, as to each series, to fix the designation, rights, privileges, restrictions and conditions to attach thereto, such as the dividend rate, voting rights (if any), redemption provisions (including pricing) (if any), and conversion rights (if any). The PCS Preferred Stock of each series would rank on parity with the PCS Preferred Stock of any other series and prior to the shares of PCS Common Stock with respect to the payment of dividends and the return of capital and may carry voting rights. Cumulative dividends, dividend preferences, and conversion, exchange and redemption provisions, to the extent that any of these features may be present when PCS Preferred Stock is issued, could have an adverse effect on the availability of earnings for distribution to the holders of shares of PCS Common Stock or for other corporate purposes. The Board of Directors of PCS, without shareholder approval but subject to its fiduciary duties, could issue PCS Preferred Stock with voting rights that could adversely affect the voting power of the holder of PCS Common Stock and, thus, subject to possible review by the Canadian securities regulatory authorities, to some extent impede a change of control of PCS.

The statement in this section concerning the PCS Articles is a brief summary and does not purport to be complete and is qualified by reference to the PCS Articles.